Exhibit 10.2
EVERI HOLDINGS INC.
NON-EMPLOYEE DIRECTOR
NOTICE OF GRANT OF DEFERRED RESTRICTED STOCK UNITS
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

Everi Holdings Inc. (the “Company”) has granted to the Participant an award of Restricted Stock Units (“RSUs”) under the Company's Amended and Restated 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), each of which represents the right to receive one (1) share of Stock or a cash payment (as provided below), as applicable (the “Award”) on the applicable Settlement Date. The Participant is not eligible to make an election to receive other compensation in exchange or in substitution for this Award.

Notwithstanding anything to the contrary herein, the terms and conditions contained below under the heading “Superseding Agreement” shall apply if and only if the transactions contemplated by the Agreement and Plan of Merger dated as of July 26, 2024 by and among the Company, International Game Technology PLC, Ignite Rotate LLC, Voyager Parent, LLC, and Voyager Merger Sub, Inc. (the “Merger Agreement”) are consummated prior to the final Settlement Date of the Award.

Participant:	Award No.:
Date of Grant:
Total Number of RSUs:	(subject to adjustment as provided by the Restricted Stock Units Agreement).
Vesting Schedule:
Provided that the Participant's Service has not terminated prior to the applicable date, the number of vested RSUs (disregarding any resulting fractional unit) as of any date is determined by multiplying the Total Number of RSUs by the “Vested Ratio” determined as of such date, as follows:

		Vested Ratio
	Prior to the first anniversary of Vesting Start Date	0
	On the first anniversary of Vesting Start Date	100%
	Notwithstanding any other provision contained in this Notice of Grant of Deferred Restricted Stock Units or the Restricted Stock Units Agreement to the contrary, the Total Number of RSUs shall become vested on the date a Change in Control (as defined in the Plan, and including the transactions contemplated by the Merger Agreement) is consummated if the Participant's Service has not terminated prior to such date.
Settlement Date:	The Award will be settled, as applicable, on the earliest of the events specified in paragraphs (i)-(iv) below:

(i)    May 6, 2035, or
(ii)    The Participant's death, or
(iii)    The occurrence of a Change in Control (as defined in the Plan, and including the transactions contemplated by the Merger Agreement), provided the transaction also constitutes a “change in control event” as defined in Treasury Regulation 1.409A- 3(i)(5)(v) or (vii), or
(iv)    The date that is six (6) months following the Participant's “separation from service” (as defined in the Income Tax Regulations under Code Section 409A). In general, a “separation from service” will occur when the Participant ceases serving as a member of the Company's board of directors for any reason not covered by paragraphs (ii) and (iii) above, unless the Participant continues providing consulting services to the Company.

If the event in paragraph (iii) triggers settlement, the Award will be settled immediately prior to the effective time of the transaction that constitutes the Change in Control. Otherwise, the Award will be settled promptly on or after the date of the earliest event specified above, but in any event no later than the end of the calendar year in which such event occurs.
At the time of a deferred settlement, one share of the Company's Common Stock will be issued for each vested RSU. However, the Company retains discretion to substitute an equivalent amount of cash for each underlying share, determined on the basis of the Fair Market Value (as defined in the Plan) of the stock at the time an RSU is settled.

Award Unfunded:	The Company has not formally funded the Award and the Participant is considered a general unsecured creditor of the Company with respect to each RSU.

Superseding Agreement
Notwithstanding anything to the contrary herein, the following treatment applies if and only if the transactions contemplated by the Merger Agreement are consummated prior to the final Settlement Date of the Award:
Provided that the Participant’s Service has not terminated prior to the Closing (as defined in the Merger Agreement), the Pro-Rata Portion (as defined below) of this Award will be converted into a cash-based award in accordance with the terms set forth in Section 1.6 of the Merger Agreement.
Any portion of this Award that is not the Pro-Rata Portion shall be cancelled for no consideration at the Closing, and the portion of the Award that is the Pro-Rata Portion shall fully accelerate as of the Closing.
The “Pro-Rata Portion” of this Award is determined by multiplying the number of shares in each vesting tranche above by a fraction, (1) the numerator of which is equal to the number of days that have elapsed from the Date of Grant through the date of the Closing plus 90, and (2) the denominator of which is 365.

Tax Matters:
The RSUs are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has attempted in good faith to structure this Award in a manner that conforms to the requirements of Code Section 409A, and any ambiguities herein will be interpreted to so comply with these requirements to the maximum extent permissible. To the extent the IRS challenges whether this Award in fact complies with Code Section 409A, the Participant will be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. Notwithstanding anything to the contrary in the Plan or the Participant's Restricted Stock Units Award Agreement, the Company may accelerate settlement of the Award (in whole or in part) only in accordance with Section 409A. The Participant is encouraged to consult a tax advisor (at the Participant's own expense).

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice of Grant of Deferred Restricted Stock Units and by the provisions of the Restricted Stock Units Agreement and the Plan, both of which are made a part of this document. The Participant acknowledges that copies of the Plan, the Restricted Stock Units Agreement and the Prospectus for the Plan are available on the Company's internal web site and may be viewed and printed by the Participant for attachment to the Participant's copy of this Notice of Grant of Deferred Restricted Stock Units. The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Units Agreement and the Plan, and hereby accepts the Award subject to all the terms and conditions thereunder.

EVERI HOLDINGS INC.	PARTICIPANT

By:	Name:
Signature:
Date:
Address:	______________________________________
Address: ______________________________________

ATTACHMENTS:    Amended and Restated 2014 Equity Incentive Plan, as amended to the Date of Grant;
Restricted Stock Units Agreement; and Plan Prospectus
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